Exhibit 10.1

THIRD AMENDMENT

TO

EXECUTIVE EMPLOYMENT AGREEMENT

This Third Amendment to Executive Employment Agreement, dated as of November 29, 2022 (this “Amendment”), is entered into by and between Applied Energetics, Inc., a Delaware limited liability company (the “Company”), and Gregory J. Quarles, its President and Chief Executive Officer “Quarles”).

WHEREAS, Quarles is employed by the Company pursuant to that certain Executive Employment Agreement, dated of April 18, 2019 and amended as of December 15, 2020 and, again, as of November 30, 2021 (“Employment Agreement”), by and between Quarles and the Company; and

WHEREAS, the parties desire to amend the Employment Agreement, in particular, to increase Quarles’s cash compensation and issue to the Quarles additional equity compensation under the Employment Agreement a pursuant to the terms and subject to the conditions set forth in this Amendment.

Now, THEREFORE, for valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties agree as follows:

1. Exhibit A to the Agreement is hereby amended by extending the “Engagement Period” set forth therein for an additional 36-month period commencing on November 1, 2022.

2. Paragraph 3.a. of the Employment Agreement is hereby amended by increasing the rate of cash salary per annum from $350,000 to $400,000. The increase provided in this Amendment shall take effect on November 1, 2022, and it shall be reflected starting with the first payment due to Quarles under the Employment Agreement following November 1, 2022.

3. It being understood that the options to purchase 2,000,000 shares of the Company’s common stock pursuant to the “Prior Option Agreement” set forth in Section 3.c of the Agreement have expired unexercised, Paragraph 3.c of the Agreement is hereby amended by adding the following at the end thereof:

As further equity compensation, the Company shall issue to Quarles Restricted Stock Units covering 1,954,545 shares of the Company’s common stock (the “RSUs”), pursuant to a separate RSU Agreement, which RSUs shall vest upon the occurrence of (a) the Company receiving cumulative revenues in the amount of $5 million as a direct result of customer leads generated for the Company by Quarles and set forth in Exhibit C hereto, and (b) the Company’s completion of an offering of its common stock, other than the offering pursuant to the Term Sheet, dated as of August 10, 2022 and amended as of November 7, 2022, with proceeds specified therein and sufficient to cover any tax withholding requirement imposed upon the Company pertaining to such RSUs.

4. All other provisions of the Employment Agreement are unchanged by this Amendment and remain in full force and effect; provided, however, that in the event of an inconsistency between the terms of this Amendment and the Employment Agreement, as in effect immediately prior hereto, the terms of this Amendment shall prevail. All other terms of the Employment Agreement shall remain in full force and effect. This Amendment may be executed in counterparts which, when taken together, shall constitute one and the same agreement.

5. This Amendment, together with the Employment Agreement, constitute the complete understanding between the parties with respect to the subject matter hereof.  No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein or in the Employment Agreement.

IN WITNESS WHEREOF, the Company and Quarles have duly executed this Amendment as of the date set forth in the first paragraph hereof.

APPLIED ENERGETICS, INC.

By:
Bradford T. Adamczyk, Executive Chairman

Gregory J. Quarles